Exhibit 2.3

Articles of Domestication (PURSUANT TO NRS 92A,270)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100956655-99 Filing Date and Time 12/27/2010 4:34 PM Entity Number E0622132010-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

1. Entity Name and Type of Domestic Entity as set forth in its Constituent Documents:	Superior Silver Mines, Inc.

2. Entity Name Before Filing Articles of Domestication:	Superior Silver Mines, Inc.

3. Date and Jurisdiction of Original Formation:	January 22, 1962

4. Jurisdiction that Constituted the Principal Place of Business, Central Administration or Equivalent of the Undomesticated Entity Immediately Before Articles of Domestication:	Idaho

5. Signature of Authorized Representative:	/s/ Dennis O’Brian	Dennis O’Brian	12-27-10
	Authorized Signature	Secretary	Date
Filing Fee: $350.00
IMPORTANT: This document must be accompanied by the appropriate constituent document for the type of domestic entity described in article 1 above and the filing fees.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS 78 Articles Revised: 4-10-09

SUPERIOR SILVER MINES, INC.
ARTICLES OF DOMESTICATION
Superior Silver Mines, Inc. makes these Articles Of Domestication in accordance with the provisions of Nevada Revised Statutes section 92A.270, as follows:
1. Superior Silver Mines, Inc. (the “Corporation”) was first organized as a corporation pursuant to the laws of the State of Idaho on January 22, 1962. The Corporation was not chartered elsewhere after its incorporation. However, the name of the Corporation as it now exists, Superior Silver Mines, Inc., was formerly “Superior Mines Company”.
2. The name of the domesticated entity immediately before filing these Articles was, and is, Superior Silver Mines, Inc.
3. The name of the domestic entity as set forth in its charter document was Superior Mines Company, with its name formally subsequently changed to Superior Silver Mines, Inc. The Corporation was formed as a corporation, and remains a corporation to and including the date of these Articles.
4. The principal place of business of Corporation immediately before filing these Articles was the State of Idaho.
These Articles Of Domestication were duly approved by the Board Of Directors of Superior Silver Mines, Inc. by Resolutions of the Board dated December 21, 2010. The undersigned, President of Superior Silver Mines, Inc., is duly authorized by the Board Of Directors of the Corporation to execute these Articles Of Domestication.
Dated this 21st Day of December 2010.

/s/ Thomas S. Smith
Thomas S. Smith, President